UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DAUCH CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT DATED MARCH 19, 2026

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 30, 2026

Dear fellow stockholders,

The additional materials provided herein supplement, and should be read in conjunction with, the information regarding Proposal 3 - Approval of the Amended and Restated 2018 Omnibus Incentive Plan contained in the definitive proxy statement (the “Proxy Statement”) of Dauch Corporation (“we,” “us,” “our” or the “Company”) filed with the Securities and Exchange Commission on March 19, 2026, regarding the annual meeting of stockholders to be held on April 30, 2026, at 8:00 a.m. EST (the “2026 Annual Meeting”). From and after the date of this supplement, any references to the Proxy Statement will be deemed to include the Proxy Statement as supplemented hereby. Capitalized terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement.

As more specifically described in the Proxy Statement, we are seeking stockholder approval to amend the Amended and Restated 2018 Omnibus Incentive Plan (the “Plan”), to increase the number of shares available for issuance under the Plan by 9,000,000 shares (the “Plan Amendment”). The Plan Amendment was approved by the Board on February 4, 2026.

Institutional Shareholder Services (“ISS”) issued its Proxy Analysis & Benchmark Policy Voting Recommendations (the “ISS Report”) related to the 2026 Annual Meeting. In the ISS Report, ISS recommended that stockholders vote against the proposal to approve the Plan Amendment. The commentary below addresses certain key concerns outlined in the ISS Report and provides supplemental data to ensure our stockholders have an opportunity to vote their shares based on accurate, up-to-date information.

The Company has adopted a post-exercise holding requirement policy

Among the reasons provided by ISS for its negative voting recommendation was the determination by ISS that the Company did not have a post-exercise holding requirement. On April 13, 2026, the Compensation Committee of the Board of Directors of Dauch Corporation approved a post-exercise holding requirement policy that provides that any shares issued to a named executive officer pursuant to the exercise of a stock option or stock appreciation right (net of any shares withheld or used to cover exercise price and applicable tax withholding obligations) will be subject to a holding period requirement. Specifically, none of our named executive officers may sell, transfer, or otherwise dispose of any such shares (except for mere changes in form in which the named executive officer holds such shares) before the earliest of (i) the twelve (12) month anniversary of the exercise of such shares; (ii) a change in control of the Company; (iii) the date such person ceases to provide services to the Company due to their death or disability; or (iv) the date the person is no longer designated as a "named executive officer”.

The Board reiterates its recommendation that you vote “FOR” the approval of Proposal 3.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 97 of the Proxy Statement for instructions on how to do so.

Sincerely,

/s/ Kristen M. Netschke

Acting General Counsel